Morgan Stanley Limited Duration U.S. Government Trust
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Freddie Mac FHLMC Series K-502
A2 1.426% due 8/25/2017
Purchase/Trade Date:	  3/1/2013
Offering Price of Shares: $101.998
Total Amount of Offering: $732,200,000
Amount Purchased by Fund: $1,025,000
Percentage of Offering Purchased by Fund:  0.140
Percentage of Fund's Total Assets: 0.55
Brokers: Barclays, JP Morgan, BofA Merrill Lynch, Credit
Suisse, Jefferies, Morgan Stanley
Purchased from: Barclays Capital
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.

Securities Purchased:	Fannie Mae Class ASQ2 0.59483%
due 8/25/2015
Purchase/Trade Date:	  4/15/2013
Offering Price of Shares: $100.000
Total Amount of Offering: $456,520,530
Amount Purchased by Fund: $925,000
Percentage of Offering Purchased by Fund: 0.203
Percentage of Fund's Total Assets: 0.50
Brokers: Citigroup, RBS, Morgan Stanley
Purchased from: RBS Securities Inc.
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.